Exhibit 99.1

FOR IMMEDIATE RELEASE

November 13, 2003

ILX RESORTS DECLARES INCREASE IN COMMON STOCK DIVIDEND

Phoenix, Arizona – November 13, 2003 – ILX Resorts Incorporated (AMEX: ILX) board of directors has declared an increase in its cash dividend for the calendar year 2004.  A $0.42 per share annual dividend will be paid in equal quarterly installments on the tenth (10th) day of each calendar month following the end of each calendar quarter to common stockholders of record as of the last day of each calendar quarter in 2004, commencing with the quarter ending March 31, 2004.  The remaining quarterly installment ($0.10) of the 2003 annual dividend will be paid on January 10, 2004, to common stockholders of record on December 31, 2003.

“This 5% increase over our previous year’s dividend declaration manifests the ongoing confidence that the board of directors and our management team have in our ability to continue to deliver positive earnings in our core businesses.  In doing so, we will be in a position to return dividends to our shareholders while retaining sufficient earnings to invest in the future growth of our company,” said Joe Martori, Chairman and CEO of ILX Resorts, a leading developer, operator, and marketer of upscale, flexible-stay vacation ownership resorts in the western United States.

Revenue and earnings for the third quarter 2003, the company’s most recent reporting period, were the highest for any third quarter in the company's history.

ILX Resorts acquires, develops, and operates premier timeshare resorts in the western United States that provide its owners with extraordinary vacation experiences. ILX's portfolio of world-class properties includes six resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona and 44 acres of land one mile from the Las Vegas Strip, to both of which the Company holds development rights. It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas. For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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